UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2010 (November 29, 2010)

DIGITALGLOBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 684-4000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 29, 2010, the following officers of DigitalGlobe, Inc. entered into personal sales plans in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Rule 10b5-1 Guidelines”): Yancey L. Spruill, Executive Vice President, Chief Financial Officer and Treasurer; and J. Alison Alfers, Executive Vice President, Secretary and General Counsel. On November 29, 2010, Walter S. Scott & Diane R. Scott, as trustees of the Walter and Diane Scott Living Trust (the “Living Trust”) entered into a sales plan in accordance with the Rule 10b5-1 Guidelines. Walter S. Scott is the Executive Vice President and Chief Technical Officer of DigitalGlobe, Inc.

Mr. Spruill’s plan provides for the sale of up to 34,683 shares of common stock commencing on January 3, 2011 and continuing until the earlier of the date all of the shares have been sold or December 31, 2011; provided that (1) the amount of shares that may be sold in any one calendar month may not exceed 25,000 shares and (2) if all 34,683 shares remain unsold on March 31, 2011, then 4,000 shares will be sold on April 1, 2011.

Ms. Alfers’ plan provides for the sale of up to 40,000 shares of common stock issuable upon exercise of vested options, commencing on December 11, 2010 and continuing until the earlier of the date all of the shares have been sold or December 4, 2011.

The Living Trust’s plan provides for the sale of up to 20,000 shares commencing on December 21, 2010, and continuing until the earlier of the date of all of the shares have been sold or December 16, 2011.

On November 29, 2010, Jeffrey S. Kerridge, Senior Vice President and General Manager of Defense and Intelligence of DigitalGlobe, Inc. amended his personal sales plan that was entered on August 20, 2009 in accordance with the Rule 10b5-1 Guidelines. Mr. Kerridge’s amended plan provides for the sale of up to 12,130 shares of common stock, commencing on January 3, 2011 and continuing until the earlier of the date of all of the shares have been sold or January 31, 2012.

DigitalGlobe corporate policy allows personal stock trading plans so long as they comply with the Rule 10b5-1 Guidelines. Other executives of DigitalGlobe may enter into similar plans in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2010

DIGITALGLOBE, INC.

By: /s/ Yancey L. Spruill
Name: Yancey L. Spruill
Title: Executive Vice President, Chief Financial Officer
and Treasurer

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